Exhibit 5.1

LAW OFFICES

THOMPSON WELCH SOROKO & GILBERT LLP

450 PACIFIC AVENUE, SUITE 200

SAN FRANCISCO, CA 94133-4645

(415) 262-1200

FACSIMILE
(415) 262-1212

January 21, 2021

Board of Directors

OncoCyte Corporation

15 Cushing

Irvine, California 92618

Re:	Offer and sale of up to 7,301,410 shares of common stock, no par value

Ladies/Gentlemen:

We are providing you with the following opinion in connection with the offer and sale of up to 7,301,410 shares of OncoCyte Corporation (the “Company”) common stock, no par value (the “Shares”), which have been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-231980). The Shares will be offered and sold pursuant to a prospectus dated June 18, 2019 (the “Prospectus”) and a prospectus supplement dated January 21, 2021 (the “Prospectus Supplement”) disclosing, among other information, the number of Shares being offered for sale and the price at which the Shares will be offered and sold (the “Offering”).

For purposes of rendering the opinion expressed below we have made such investigation of law as we have deemed appropriate, and we have examined (a) the Articles of Incorporation, as amended, and Amended and Restated Bylaws of the Company, each as amended to date and as previously filed with the Securities and Exchange Commission, (b) the Prospectus, (c) the Prospectus Supplement, (d) such public records as are available online from the office of the California Secretary State as to the good standing of the Company as a California corporation, (e) Subscription Agreements signed by the Company and purchasers of Shares in the Offering; and (f) such other documents as we deemed appropriate. As to questions of fact material to this opinion, we have relied upon certain representations of certain officers of the Company, including a certificate of an officer of the Company with respect to certain proceedings of the Board of Directors and a committee of the Board of Directors of the Company authorizing the offer and sale of the Shares in the Offering.

January 21, 2021

For purposes of this opinion letter, we have assumed that all information contained in the Prospectus and the Prospectus Supplement is true and correct in all material respects, including but not limited to information in the Prospectus Supplement with respect to the number of shares of Company common stock that as of the date of the Prospectus Supplement were issued and outstanding or were issuable upon the exercise of outstanding common stock purchase warrants, stock options, and restricted stock units, or were reserved for grants of future equity awards under the Company’s 2018 Equity Incentive Plan. We have further assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party, including but not limited to the parties to the Subscription Agreements. We have not verified any of these assumptions.

Our opinion set forth below is limited to the California Corporations Code and applicable provisions of the California Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws including but not limited to the Securities Act of 1933, as amended (the “Securities Act”); (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. Further, we render no opinion as to the completeness or correctness of the information contained in the above-referenced Registration Statement, the Prospectus, the Prospectus Supplement, or any document incorporated by reference therein, or the Subscription Agreements.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in the Offering as described in the Prospectus Supplement and in conformity with the terms of the Subscription Agreements, including payment in full of the purchase price of the Shares, the Shares will be legally and validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Thompson Welch Soroko & Gilbert LLP
Thompson Welch Soroko & Gilbert LLP